CYTOSORBENTS CORPORATION (OTCBB: CTSO) is a critical-care focused therapeutic device company using blood purification to treat life-threatening diseases. Its purification technology is based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and adsorption.

CytoSorb™, the company’s flagship product, has recently achieved European regulatory approval for commercial sale in the European Union (E.U.) under the CE Mark as an extracorporeal cytokine filter in cases where cytokines are elevated. To our knowledge, this is the first medical device for sale in the E.U. to have the specific indication as a cytokine filter. The goal of CytoSorbTM is to modulate the immune system by removing excessive cytokines, often called “cytokine storm”, in critically-ill patients that can lead to deadly inflammation, multiple organ failure and often death. Cytokine storm frequently occurs in fatal diseases commonly seen in medical and surgical intensive care units, such as severe sepsis and septic shock, acute respiratory distress syndrome, serious burn and smoke inhalation injury, trauma and pancreatitis. Current standard of care therapies are mainly supportive and do little to hasten disease recovery. CytoSorbTM represents a new generation of “active” therapies, designed to counter cytokine storm and prevent or mitigate organ failure, potentially helping patients to heal and recover faster, leading to reduced overall treatment costs.

CytoSorbTM’s blood compatible polymer beads are highly porous, capturing appropriately sized substances in its pores, while letting larger or smaller substances pass around or through.  As blood is circulated through a cartridge of these beads using standard dialysis machines found in hospitals worldwide, cytokines and other toxins are captured by the beads and removed from blood.  The “purified” blood is then returned to the patient.

In an interim analysis of the now complete 100 patient European Sepsis Trial in patients with sepsis and respiratory failure, CytoSorbTM successfully achieved the primary endpoint of the trial, demonstrating a statistically significant 49.1% reduction (p=0.01) in IL-6 levels across the treatment period. CytoSorbents’ manufacturing and quality systems are ISO 13485:2003 certified, meeting internationally recognized quality standards required of all device manufacturers selling into the E.U. The Company plans a controlled-market release in select European territories in the second half of 2011, with a broader launch in 2012, and plans to conduct or support additional clinical studies for numerous applications.  Assuming a successful commercial introduction in the European market, the Company will seek to conduct clinical registration trials to obtain FDA approval for CytoSorb™ in the United States. CytoSorbents has an active business development program with the goal of forming strategic partnerships for clinical applications of its rich technology pipeline and to develop new products.

CYTOSORBENTS IS A CRITICAL CARE PURE PLAY.  Critical care medicine includes the treatment of patients with life-threatening diseases who require comprehensive care in the intensive care unit (ICU), with highly skilled physicians and nurses and advanced technologies to support critical organ function to keep them alive. Some of these conditions have definitive treatment, but the standard of care treatment in many other diseases, particularly those due to massive inflammation, is mainly supportive care that is designed to keep the patient from dying while using intensive care to help the patient gradually recover over time (“watchful waiting”).  This is generally true for the treatment of many of the critical illnesses mentioned previously.  The lack of “active” therapies that can reverse the underlying cause of these diseases means that patients linger in the intensive care unit and are subject to secondary infections and other serious complications that greatly increase their risk of death.  In protracted diseases like sepsis and acute respiratory distress syndrome (ARDS), for example, mortality is greater than 30%.  The treatment of critical care patients is generally so variable, that the costs often exceed the standard DRG (diagnosis related group) reimbursement that provides a lump sum reimbursement to treat specific conditions, forcing already financially challenged hospitals to absorb these massive losses.  As an example, a burn patient with more than 30% of his total body surface area burned can cost as much as $200,000 to treat.1  CytoSorbents is a critical care pure play that hopes to change this dynamic with CytoSorb™, and other products under development, that target the underlying causes of how and why these patients die in the ICU and in the hospital overall.

CRITICAL CARE MEDICINE IS A STRONG MARKET. Critical care medicine remains a strong market for innovative therapies that can heal patients faster and reduce the costs of treatment, particularly in the current environment of healthcare reform.  For instance, effective treatments for ICU patients who face life or death with serious diseases such as sepsis, ARDS, burn injury, and others, are “need to have” therapies that can command significant price premiums.  Depending on patient outcome, these therapies are often inexpensive in comparison to the overall cost of treatment.  Also, intensivists faced with watching their patients die due to the lack of effective therapies, are much more likely to try new therapies, particularly where few alternatives exist.  The relative lack of competition in critical care therapies allows approved products to rapidly gain market penetration.  And the concentrated focus of large ICUs in major referral center hospitals makes a targeted sales and marketing effort for critical care therapies much more cost effective.

CYTOSORB™ IS THE CORNERSTONE OF OUR CRITICAL CARE STRATEGY.  CytoSorb™ is a unique, biocompatible cytokine filter that has the potential to broadly reduce cytokine storm without inherently compromising the integrity of the immune system.  Cytokines are small proteins that, in moderation, help to stimulate and regulate the immune system and are required for proper immune system function.  However, in excess, cytokines can cause or exacerbate disease, such as in autoimmune diseases like rheumatoid arthritis, psoriasis and inflammatory bowel disease.  This has led to the blockbuster category of targeted anti-cytokine therapies such as Remicade ®, Enbrel ®, and Humira ®, that collectively have more than $14 billion in worldwide sales and have validated the anti-cytokine approach.  However, in vast excess, often called “cytokine storm”, cytokines can cause organ damage and failure and, in many cases, death.  Cytokine storm is a major cause of organ failure in severe sepsis, burn injury, trauma, ARDS, pancreatitis and a number of other diseases where no or few effective therapies exist.  Targeted anti-cytokine therapies have not historically been effective in treating these diseases.  CytoSorbTM is now approved in the E.U. as a broad extracorporeal cytokine filter to treat cytokine storm in critical illnesses such as these.

CYTOSORB™ TARGETS CRITICAL CARE ILLNESSES WITH AN INITIAL FOCUS ON SEPSIS, or the body’s immune response to “overwhelming infection”.  The incidence of serious infection and sepsis is rising due to the spread of antibiotic resistant bacteria like methicillin resistant Staph. aureus (MRSA), an aging population, an increase in co-morbid conditions like cancer and diabetes, and an increasing use of implantable devices like artificial hips and knees that are prone to infection.  Severe sepsis afflicts more than one million patients in the US annually, 1.5 million in Europe, and an estimated 18 million people worldwide, killing one in every three, despite the best standard of care treatment that includes antibiotics.  Septic shock, a more dangerous form of severe sepsis with persistent low blood pressure, kills more than one in every two patients.  More die from severe sepsis and septic shock in the U.S. than from either heart attacks, strokes or any single form of cancer. In less advanced countries, the death toll from sepsis is even higher.  The 2009-10 H1N1 swine influenza pandemic highlighted the serious lack of effective therapies for critically-ill septic patients.  To our knowledge, only one product, Xigris® by Eli Lilly, has been approved to treat sepsis, but is not widely used due to concerns of cost, efficacy and adverse events with only $104 million in 2010 worldwide sales.

SEPSIS IS COSTLY. In addition to the human toll, sepsis is one of the most expensive acute care diseases to treat.  Severe sepsis and septic shock patients account for up to 20% of all intensive care unit (ICU) admissions and require expensive and highly variable treatment and diagnostic procedures.  For example, a septic patient in the ICU typically has multi-organ dysfunction requiring constant skilled nursing care and the use of expensive, supportive therapies such as mechanical ventilation, dialysis, and the administration of blood products, vasopressors, and costly drugs and antibiotics.  These patients also undergo a wide range of other procedures including diagnostic imaging (X-rays, CT, MRI, ultrasound), blood tests, arterial blood gases, placement of blood and urine catheters, amongst others.  In many cases, patients require some kind of surgical exploration, resection and debridement of necrotic tissues or fluid.  The treatment of most sepsis patients in the ICU is also multi-disciplinary, often requiring the expertise of consultants in infectious disease, nephrology, surgery, nutrition and other fields.  It is therefore not surprising that in 2001, the average cost per day in the ICU for a sepsis patient was nearly $3,000 a day, with an overall average total hospital cost and length of stay of $40,000 and 19 days, respectively. On the high end, some septic patients in the ICU could cost twice this amount.2  Another 2001 study concluded similar costs and estimated the total annual U.S. burden of sepsis at $16.7 billion, leading to substantial losses for the healthcare system.3  These expenses have significantly increased over the past decade due to rising healthcare costs, an increase in sepsis incidence, and a continued lack of effective “active” therapies to reverse the underlying cause of sepsis and organ failure.

SEVERE SEPSIS IS THE RESULT OF TWO PROCESSES. The first is the infectious trigger, typically from either a bacterial infection like pneumonia or a viral infection like influenza.  This can often be treated with antibiotics or antiviral medications.  The second, and often more devastating, is the body’s abnormal immune response to the infection, in the form of a massive production of cytokines termed “cytokine storm”.  Cytokine storm is directly toxic to cells, tissues and organs.  In fact, it is widely accepted that cytokine storm and the ensuing severe inflammation, rather than the initial infection itself, is responsible for much of the organ failure, immune dysfunction, morbidity and death seen in sepsis.  Cytokine storm has also been implicated as a major contributor of mortality with certain virulent strains of influenza such as avian (H5N1) and the 1918 H1N1 flu.  Until recently, there have been no practical technologies that could actively reduce cytokine storm effectively – the holy grail of the industry for the past three decades.  CytoSorb™ is a leader in this field with the significant ability to reduce cytokines broadly in human patients with sepsis.

CYTOSORBTM HAS SHOWN HUMAN PROOF-OF-CONCEPT.  Based on all data from a single, major academic site (6 treated, 6 control patients) that was part of a randomized, controlled human sepsis pilot study, CytoSorb™ demonstrated encouraging improvements in key clinical endpoints including ventilator-free days, vasopressor use, all-cause mortality, organ failure scores, and days in the ICU.  An encouraging finding was a more rapid pace of ventilator weaning in the treatment arm.  Since respiratory failure requiring mechanical ventilation is a major reason why sepsis patients need to remain in the ICU, the ability to reverse lung injury and help patients get off the ventilator and out of the ICU, at $3,000 per day, could lead to substantial savings.

CYTOSORBENTS HAS ACHIEVED EUROPEAN REGULATORY APPROVAL AS A CYTOKINE FILTER.  CytoSorbents has now completed its targeted 100 patient enrollment in its 14-site, randomized, controlled European Sepsis Trial in Germany using CytoSorb™ to treat patients with severe sepsis or septic shock in the setting of respiratory failure.  Based on an interim analysis, CytoSorb™ has successfully achieved the primary endpoint of the trial with statistical significance, attaining a 49.1% greater reduction of IL-6 (p=0.01) across the treatment period in CytoSorbTM treated patients who also received standard of care therapy compared to the control group who received standard of care alone.  In March 2011, CytoSorb™ obtained European regulatory approval as an extracorporeal cytokine filter in clinical cases where cytokines are elevated.  This broad approval enables CytoSorbTM to be used not just in patients with sepsis or lung injury, but in multiple critical care conditions where cytokines are elevated such as trauma, burn injury, and pancreatitis, as well as in non-life threatening, but acute, illnesses such as auto-immune disorder flares. The European Sepsis Trial was designed to demonstrate a statistically significant reduction in IL-6, which was achieved.  Data from the trial on other clinical outcomes such as mortality, improvement in organ function, and others, are currently pending and will be announced in the near future.  In the trial, the treatment was well-tolerated with no serious device-related adverse events in more than 300 human treatments. Overall, CytoSorbents’ polymer technology has been used safely in a number of different human studies in more than 650 treatments to date.

CYTOSORBTM CAN NOW BE SOLD IN THE EUROPEAN UNION. With European regulatory approval and ISO 13485:2003 Full Quality Systems certification, CytoSorb™ can now be manufactured and labeled under the CE Mark and sold throughout the E.U.  ISO 13485 certification indicates that CytoSorbents’ manufacturing and quality systems meet internationally recognized quality standards designed to ensure that medical device manufacturers have the necessary comprehensive management systems in place to safely design, develop, manufacture and distribute medical devices for sale in the E.U. The Company  intends to conduct a controlled market release with CytoSorb™ later this year in key territories in Germany, the third largest medical device market in the world, and the largest, by far, in the E.U., prior to a broader launch in 2012. The German Sepsis Society estimates there are more than 154,000 cases of sepsis each year in Germany alone. The overall total addressable market in Germany for critical care applications that could be treated with CytoSorb™ approaches €1 billion. CytoSorbents is currently working with major thought leaders in the area of critical care and sepsis research at leading medical centers in Germany. This will be helpful in marketing CytoSorbTM and in fostering scientific discourse.  CytoSorbTM reimbursement is anticipated to fall under the German “diagnosis related group” (DRG) acute care reimbursement.  Under this system, hospitals would purchase CytoSorbTM and subtract the cost from a pre-determined lump-sum payment made by insurance to the hospital based on the patient’s diagnosis.  No specific reimbursement code would be required for the CytoSorbTM device, although additional reimbursement can be sought to facilitate adoption.  Following an initial launch in Germany, other countries such as the United Kingdom, Italy, France and Spain would also be targeted.  CytoSorbents plans to conduct or support additional clinical studies to obtain data to support usage of CytoSorbTM in a broad range of potential critical care applications.

CYTOSORBENTS PLANS TO SEEK U.S. STUDY.  In 2007, CytoSorbents received FDA allowance of its IDE application to begin a small sepsis study in the US.  The company elected to pursue a much larger trial in Germany, but still incorporated many of the requests of the FDA into this trial. The Company intends to present the European Sepsis Trial data to the FDA and work to negotiate the commencement of a randomized, controlled sepsis study in the U.S.  CytoSorbents seeks to be a leading therapy in the U.S. and Europe for the treatment of critical care illnesses.

CYTOSORBENTS COLLABORATES with investigators at the University of Pittsburgh Medical Center (UPMC) Department of Critical Care, one of the largest funded and most active centers for critical care research.  In animal sepsis studies carried out at UPMC, CytoSorb™ significantly improved short-term survival to 65% in CytoSorb™ treated animals from only 12.5% in sham controls.  In addition, CytoSorb™ prevented shock and lowered cytokine levels in these animals on the average of 50-80% during treatment, as expected.  CytoSorbents also collaborated with UPMC on a $7M multi-year NIH grant based on the usage of polymer technology in the treatment of sepsis.

CYTOSORBENTS’ BROAD-SPECTRUM APPROACH IS VERY DIFFERENT from all previous attempts to treat sepsis with drugs or biologics.  With the exception of Xigris® (Eli Lilly), which has not been widely embraced by physicians due to high cost, questions of efficacy and potentially dangerous side effects, none have been successful.  Most have tried to remove or interfere with only a single cytokine or inflammatory mediator.  In sepsis, however, there are too many cytokines and too much redundancy in the immune system for the removal of just one cytokine to have much effect.  CytoSorb™, as a medical device, can broadly and simultaneously reduce multiple cytokines, and potentially other toxins and other important factors in sepsis that a single drug or antibody cannot.  By reducing the direct toxic effects of cytokines and either preventing or mitigating organ failure, CytoSorb™ may have a beneficial “multiplier effect” that could increase survival.  Potential examples include reduction of organ ischemia by preventing hypotensive shock, faster weaning from mechanical ventilation with decreased risk of ventilator acquired pneumonias, reduction in acute kidney injury leading to improved fluid balance, toxin removal and acid-base control, reduced permeability of the gut epithelium potentially decreasing endotoxemia, and fewer days in the intensive care unit with fewer interventions and complications.

CYTOSORB™ ADVANTAGES

•	CE Mark approved as a cytokine filter – Meets safety and efficacy label claims as dictated by the E.U. Medical Devices Directive

•	Broad spectrum device – Removes a broad range of cytokines making this the most logical strategy to treat cytokine storm

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Proven, efficient cytokine removal –  Capable of removing up to 90% of certain cytokines from blood in a single in vitro treatment with proven removal in septic animals and humans (49.1% greater reduction of IL-6, p value 0.01, vs control in septic humans)

•	Razor / razor-blade disposable – Works with standard hospital dialysis equipment, and is the high margin “razor-blade” in the “razor/razor-blade” business model

•	Strong animal data – Statistically significant improved short and long-term survival, hemodynamic stability and cytokine removal 4,5

•	Easy to use – Minimal learning curve, uncomplicated set up, and high ease of use

•	Hemocompatible – Polymer beads can directly contact blood without material negative effects

•	Massive capacity – A single cartridge has more than seven football fields of surface area to bind cytokines

•	Long shelf life – No biologic components (e.g. antibodies or cells) means excellent storage and is currently certified with a 3-year shelf life

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Extensive testing and safety history – Passed extensive animal safety with 160 canine treatments and ISO 10993 biocompatibility testing.  No serious device-related adverse events in more than 650 human treatments with good tolerability and safety

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Low manufacturing risk – CytoSorbents manufactures and packages its own polymer bead cartridges and has achieved ISO 13485 Full Quality Systems certification. CytoSorbents’ current manufacturing facilities are sufficient to supply anticipated initial demand for approximately 1-2 years

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Limited competition – In the U.S. and Europe, only Xigris (Eli Lilly) has been approved to treat sepsis, but is expensive and has questionable efficacy and safety.  Eritoran (Eisai), the only late stage Phase III candidate, failed to achieve its primary endpoint in its pivotal Phase III trial

•	Reimbursement friendly – Falls under the favorable diagnosis related group (DRG) hospital reimbursement in Germany. Additional reimbursement can be sought with specific procedural codes

EXPERIENCED AND ACCOMPLISHED MANAGEMENT TEAM

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Phillip Chan, MD, PhD – Chief Executive Officer – is a Board-certified internal medicine physician trained at Harvard and Yale Medical School, a former Partner at NJTC Venture Fund focused on healthcare and life science investments, and a co-founder of the privately-held medical device firm, Andrew Technologies.

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Robert Bartlett, MD - Chief Medical Officer - is a well-known cardiothoracic surgeon, world-renowned as the pioneer of extracorporeal membrane oxygenation therapy (ECMO), and the former Director of the Surgical Intensive Care Unit at University of Michigan, with extensive experience in critical care medicine including the treatment of sepsis, respiratory disease and burn injury.

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Vincent Capponi, MS - Chief Operating Officer - has more than 20 years experience in the medical device, pharmaceutical and imaging fields at Upjohn, Sims Deltec and Sabratek with strengths in operations and manufacturing.  At Sabratek, he oversaw the regulatory approval of the heparin and saline flush syringes, now commonly used worldwide, as well as the high volume manufacturing of one million units per week.

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David Lamadrid, MBA – Chief Financial Officer – has over 18 years of business experience in finance and management, previously at the Middle Market Banking Group at Chase Manhattan Bank, and several product distribution companies.

PIPELINE
CytoSorbents’ valuable patented polymer technology can be modified to remove substances as small as drugs to substances as large as antibodies from blood and physiologic fluids.  This technology platform is the basis of a robust pipeline of potential products in development.

PRODUCT	TARGETED INDICATION	DESCRIPTION	STATUS
CytoSorb™	-Severe sepsis and septic shock - ARDS / acute lung injury - Burns & Inhalation injury - Severe Pancreatitis - Trauma - Complications of influenza	Highly efficient cytokine filter that is designed to treat cytokine storm	- European CE Mark Approved - 100 patient study completed
CytoSorb™	- Cardiac Surgery - Organ Preservation	Highly efficient cytokine filter to reduce cytokine-induced organ injury	Observational study completed Human pilot study completed
BetaSorb™	Improvement of hemodialysis in end-stage renal disease	Removal of mid-molecular weight toxins that are inefficiently removed by standard dialysis	Four human pilot studies completed
CST 101	Drug overdose, chemical exposure or intoxication	Efficient single pass removal of a number of drugs from blood	Pre-clinical proof of concept completed
CST 201	Adjunct cancer treatment: Chemotherapy removal during high dose regional chemotherapy	Efficient single pass removal of certain chemotherapy agents from blood	Pre-clinical proof of concept completed
CST 301	Trauma	Removal of myoglobin from blood caused by muscle breakdown and rhabdomyolysis in trauma	Pre-clinical proof of concept completed

CYTOSORBENTS’ PATENT PORTFOLIO IS STRONG AND GROWING with 29 issued patents. These patents establish CytoSorbents as one of the leaders in extracorporeal blood purification to remove toxins and cytokines from blood and physiologic fluids. The patents, all of which have substantial patent life, cover a broad platform technology that has many therapeutic applications outside of sepsis.

BUSINESS DEVELOPMENT STRATEGY CytoSorbents has an active business development program, seeking potential strategic partners to license various clinical applications of its technology, to help fund clinical development, and to assist in the sales, marketing and distribution of CytoSorb™ in various geographic territories.   The economics of a high margin disposable device in an under-served multi-billion dollar market with strategically important technology should be attractive to a number of potential partners in the medical device, dialysis, material science, filtration and critical care spaces.   CytoSorbents also seeks to out-license a number of non-core applications of its resin to better commercially develop its platform technology.  Whether through strategic partnerships or taken to the market directly, the technology represents a promising adjunctive treatment for severe sepsis and other critical care disease states.

In addition, CytoSorbents actively seeks non-dilutive grants, funding opportunities, and partnership collaborations within the government, National Institutes of Health, and the military to expand its clinical applications.  For military applications, CytoSorbTM has the potential to address the major reasons why soldiers die, including penetrating wound injury and sepsis, trauma and burn injury.  Late last year, CytoSorbents was also awarded a non-dilutive cash grant of $488,958 from the Federal Qualifying Therapeutic Discovery Project Program, for pursuing solutions for major unmet medical needs, as judged by the Department of Health and Human Services.

SUMMARY
CytoSorbents is a critical care-focused therapeutic device company using blood purification to treat major critical care diseases that currently have few “active” therapies. Our flagship product is CytoSorb™, a highly efficient cytokine filter designed to treat potentially deadly inflammation caused by “cytokine storm”. CytoSorb™ has achieved European regulatory CE Mark approval as an extracorporeal cytokine filter – to our knowledge, the first therapy in the E.U. given this specific designation.  This is a major distinguishing fact, given the important role that cytokine storm plays in organ failure and death in critically ill patients. The Company is currently ramping manufacturing of CytoSorb™ under CE Mark approval and plans a controlled market release later this year.  The device can be used in the treatment of sepsis, but also in other life-threatening and non-life threatening indications where cytokine levels are elevated such as burn injury, acute respiratory distress syndrome, trauma, pancreatitis, and others. This marks a major milestone in the history of the Company, in its transition from a development stage company to a commercial stage company. The Company has leading, patented technology backed by strong science and a highly profitable business model.  We believe CytoSorb™ has the potential to be a blockbuster therapy that can be sold throughout the world as a treatment for sepsis and other diseases exacerbated by cytokine storm.  If successful, these characteristics position the Company well for growth and future value creation for shareholders.  Also, we continue to unlock the value of our underlying polymer platform technology through the ability to modify it for other medical applications, further broadening our pipeline and potential for out-licensing opportunities.  If interested in learning more about CytoSorbents, please contact Dr. Phillip Chan, CEO at pchan@cytosorbents.com

REFERENCES
1 Saffle, JR, et al. “Recent outcomes in the treatment of burn injury in the United States; a report from the American Burn Association Patient Registry”, J Burn Care Rehabil (1995); 16(3 Part 1); 219-232.
2 Teres, D, et al. “Cost fo care associated with early sepsis (first 24 hours of admission) in a United States medical center”, Critical Care (2001), 5(Suppl 1):258
3  Angus, D, et al. “Epidemiology of severe sepsis in the United States: Analysis of incidence, outcome and associated costs of care”, Crit Care Med (2001), 29(7):1303-1310.
4 Kellum, JA, et al “Hemoadsorption removes TNF, IL-6, and IL-10, reduces NF-KB DNA binding, and improves short-term survival in lethal endotoxemia”, Crit Care Med (2004), 32(2): 801-805
5 Peng, ZY, Carter, MJ, Kellum, JA “Effects of hemoadsorption on cytokine removal and short term survival in rats”, Crit Care Med (2008), 36(5): 1573-7

Remicade®, Enbrel®, Humira® and Xigris® are registered trademarks of Johnson&Johnson, Amgen, Abbott Laboratories, and Eli Lilly and Company, respectively
Statements in this summary regarding CytoSorbents Corporation that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements.  Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are referred to a discussion of important risk factors detailed in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2011 and other reports and documents filed from time to time by us, which are available online at www.sec.gov.

Statements in this summary regarding CytoSorbents Corporation that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements.  Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are referred to a discussion of important risk factors detailed in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 9, 2010 and other reports and documents filed from time to time by us, which are available online at www.sec.gov.